UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):                     January 6, 2005

Neose Technologies, Inc.

(Exact Name of Issuer as Specified in Charter)

Delaware	0-27718	13-3549286

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

102 Witmer Road, Horsham, Pennsylvania	19044

(Address of Principal Executive Offices)	(Zip Code)

(215) 315-9000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02

          On January 6, 2005, Neose Technologies, Inc. (the “Company”) issued a press release announcing the appointment of A. Brian Davis as the Company’s Senior Vice President and Chief Financial Officer, effective immediately.  Mr. Davis, who is 37 years old, has served as the Company’s Vice President, Finance since August 2002, and has served the Company in other positions since 1994, most recently as Acting Chief Financial Officer and Senior Director, Finance.  Mr. Davis is licensed as a Certified Public Accountant and received his B.S. in accounting from Trenton State College and his M.B.A. from the Wharton School of the University of Pennsylvania.

          Robert I. Kriebel, who previously served as the Company’s Senior Vice President and Chief Financial Officer, will continue to serve as a Senior Vice President until January 15, 2005, the effective date of his retirement, as reported in the Company’s Current Report on Form 8-K filed on September 23, 2004.

          Mr. Davis was appointed to serve as Senior Vice President and Chief Financial Officer until the next organizational meeting of the Company’s Board of Directors, which is scheduled to be held on May 3, 2005, immediately following the next annual meeting of the Company’s stockholders.  The Board will then elect all of the Company’s officers for a term of approximately one year, until their successors are chosen and qualify, generally, on the date of the next annual meeting of stockholders.

          Since October 9, 2002, Mr. Davis has been a party to a change of control agreement with the Company, which agreement remains in effect.  The form of this agreement is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002.  His change of control agreement provides that:

•

If Mr. Davis is involuntarily terminated without cause (as defined in the agreement), he would receive on the date of termination a cash payment equal to six months base salary. The Company also would arrange for outplacement services for Mr. Davis and provide medical benefits to Mr. Davis (and his spouse and dependents, if they were covered immediately prior to such termination) for six months, at a monthly cost to the employee equal to the monthly cost of such coverage, if any, to Mr. Davis immediately prior to such termination.

•

If Mr. Davis is involuntarily terminated without cause or resigns for good reason within 12 months following a change of control (each as defined in the agreement), he would receive on the date of termination a cash payment equal to one year of base salary and his target annual bonus for the year in which the termination occurs. Additionally, all outstanding options that would have vested in the 12 months following termination would immediately vest and remain exercisable for 12 months following termination. The Company also would arrange for outplacement services for Mr. Davis and provide medical benefits to him (and his or her spouse and dependents, if they were covered immediately prior to such termination) for 12 months, at a monthly cost to Mr. Davis equal to the monthly cost of such coverage, if any, to him immediately prior to such termination. In the event payments to Mr. Davis under this agreement would result in the imposition of a parachute excise tax under Section 280(G) of the Internal Revenue Code, he would be entitled to receive an additional “gross-up” payment to insulate the executive from the effect of that tax.

•	Mr. Davis is required to release the Company from certain claims and to comply with certain restrictive covenants.

          In May 2001, the Company and Mr. Davis entered into a tuition reimbursement agreement, under which the Company loaned Mr. Davis the amounts necessary to pay for tuition payments and related costs and fees for an MBA degree.  This agreement was filed as Exhibit 10.44 to the Company’s annual Report on Form 10-K for the year ended December 31, 2001. Interest accrues on the loan at 4.71% per year, and has been payable annually since May 2002.  The Company agreed to forgive repayment of the principal amount outstanding under this loan, in four equal, annual installments, commencing in May 2004, as long as Mr. Davis remains employed by the Company on each forgiveness date.  The Company also agreed to forgive the accrued interest on each annual due date, and, if Mr. Davis is terminated without cause, the Company agreed to forgive all outstanding principal and interest under the loan.  As of December 31, 2004, the amount outstanding under this loan agreement, including accrued interest, was $88,000.

          A copy of the press release relating to Mr. Davis’s promotion is attached to this Current Report on Form 8-K as Exhibit 99.1.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this report regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in our Annual Report on Form 10-K for the year ended December 31, 2003 and discussions of potential risks and uncertainties in the Company’s subsequent filings with the SEC.

Item 9.01 – Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Exhibits: Reference is made to the Exhibit Index annexed hereto and made a part hereof.

Signatures

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEOSE TECHNOLOGIES, INC.

Date: January 6, 2005	By:	/s/ C. BOYD CLARKE

C. Boyd Clarke
President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release dated January 6, 2005